EX (H)(2)

Advisory and Rule 12b-1 Fee Waiver Agreement

Value Line Securities, Inc. (the “Distributor”) agrees to waive a portion of the following advisory and Rule 12b-1 fees:

Convertible Fund: waive .125% of the advisory fee for the period of September 1, 2007 – August 31, 2008;

Convertible Fund: waive .15% of the Rule 12b-1 fee for the period of

September 1, 2007 – August 31, 2008;

Each waiver shall end on the expiration date set forth next to the Fund name as stated above.

Dated this 20th day of June, 2007	On behalf of the Distributor,

s/ Jean B. Buttner

_________________________

Jean B. Buttner, CEO

Received:

s/ Stephen Anastasio

___________________________

Stephen Anastasio, Treasurer

Value Line Convertible Fund, Inc.